UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2015

BTCS Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-55141	90-1096644
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1901 N Moore St, Suite 700, Arlington, VA	22209
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (248) 764-1084

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 21, 2015, BTCS Inc. (the “Company”), Spondoolies-Tech Ltd., an Israeli company (“Spondoolies”), and Shareholders of Spondoolies (the “Selling Shareholders”) entered into a Share Purchase Agreement, dated as of September 21, 2015, (the “Agreement”) pursuant to which the Company shall purchase all the shares in Spondoolies (the “Spondoolies Shares”) from the Selling Shareholders so that Spondoolies will be a wholly-owned subsidiary of the Company after the closing of the transactions contemplated by the Agreement (the “Transaction”).

In exchange for the Spondoolies Shares, the Selling Shareholders will receive either shares of the Company’s common stock or shares of the Company’s Series A preferred stock, convertible into the Company’s common stock as described below (collectively, the “Company’s Securities”). After the completion of the Transaction, the Company’s shareholders will own a 55.4% to 54.4% stake in the combined company and Spondoolies’ shareholders will own a 44.6% to 45.6% of the combined company, based on the number of the Company’s securities outstanding immediately following the Transaction. The ownership range is a function of the Company’s liquidation preference associated with its existing $1.5 million investment in Spondoolies. The final ownership percentages will be determined prior to closing.

The Company’s Series A preferred stock shall be governed by a Certificate of Designation to be filed with the State of Nevada. Each share of Series A preferred stock shall be convertible into 100 shares of the Company’s common stock, provided that no holder of the Series A preferred stock shall own more than 9.99% of the Company’s outstanding common stock. The Certificate of Designation shall give the holders of the Series A preferred stock rights similar to common shareholders. The holders of the Series A preferred stock shall receive the same liquidation amount as the Company’s common shareholders and vote with the common shareholders on all matters with votes equal to the number of common shares underlying the Series A preferred stock.

In addition to standard closing conditions, the closing of the Transactions will not occur until the Selling Shareholders receive rulings from the Israeli Tax Authority confirming, among other things, that the Selling Shareholders may defer the payment of applicable Israeli taxes with respect to the Company’s securities received by each Selling Shareholder until the Company’s securities are sold by the Selling Shareholder, and the approval of the transaction by the Israeli Office of Chief Scientist.

The Agreement grants the Selling Shareholders certain anti-dilution rights and the Company will have to issue additional shares of the Company’s common stock to the Selling Shareholders if the Company conducts a dilutive offering and is required to issue any of its common stock to its current shareholders with anti-dilution rights.

The Agreement grants, the Selling Shareholders certain registration rights pursuant to a registration rights agreement, to be entered into at the closing. The Company agreed to file a registration statement on Form S-3, as soon as practicable after it become eligible to use Form S-3, to register the Company’s securities not eligible for sale pursuant to Rule 144 of the Securities Act of 1933 (“Registrable Securities”). The Selling Shareholders also have certain piggyback registration rights with respect to the Registrable Securities.

The foregoing information is a summary of each of the matters described above, is not complete, and is qualified in its entirety by reference to the full text of the Agreement and its exhibits to this Current Report. Readers should review those exhibits for a complete understanding of the terms and conditions associated with the Transactions.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Share Purchase Agreement, dated September 21, 2015, with exhibits

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BTCS INC.

Dated: September 21, 2015	By:	/s/ Charles W. Allen
Charles W. Allen
Chief Executive Officer